UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

Chicago Bridge & Iron Company N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	1-12815	N.A.
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Oostduinlaan 75 2596 JJ The Hague The Netherlands		N.A.
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 31-70-3732010

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2012, Chicago Bridge & Iron Company N.V. (the “Company”) entered into a Note Purchase and Guarantee Agreement dated December 27, 2012 (the “Purchase Agreement”), among Chicago Bridge & Iron Company (Delaware), as Issuer (the “Issuer”), the Company, as Parent Guarantor, and each of the purchasers party thereto (the “Purchasers”), providing, in part, for the issue and sale by the Issuer of its $150,000,000 aggregate principal amount of 4.15% Senior Notes, Series A, due December 27, 2017, $225,000,000 aggregate principal amount of 4.57% Senior Notes, Series B, due December 27, 2019, $275,000,000 aggregate principal amount of 5.15% Senior Notes, Series C, due December 27, 2022, and $150,000,000 aggregate principal amount of 5.30% Senior Notes, Series D, due December 27, 2024 (collectively, the “Notes”, and individually, a “Note”) in a private placement. The Notes are the Issuer’s senior unsecured obligations which rank equally in right of payment with all of its other unsubordinated indebtedness. The Notes are guaranteed on a senior unsecured basis by the Company and each of the subsidiaries of the Company executing the Subsidiary Guarantee Agreement (the “Subsidiary Guarantors”) and, subsequent to the entry into the Purchase Agreement, any other Subsidiary of the Company that guarantees or becomes obligated with respect to the principle credit facilities of the Issuer or Company by joining the Subsidiary Guarantee Agreement.

The proceeds from the completed issuance and sale of the Notes are held in escrow pending the consummation of the Company’s announced acquisition of The Shaw Group Inc. and will be released from escrow upon the consummation of the acquisition, subject to certain conditions related to the acquisition, unless the acquisition is terminated or the acquisition has not been completed, or the escrowed funds released, on or prior to June 30, 2013 (the outside date under the terms of the acquisition documentation) (a “Termination Event”) or a default has occurred and remains continuing under the Purchase Agreement (a “Default Event”). If a Termination Event occurs, then the Issuer has the right to prepay all Notes at a price of 100.5% of the outstanding principal amount thereof plus accrued and unpaid interest thereon, or if the Issuer does not timely exercise that right, each Purchaser has the right to require the Issuer to prepay all Notes held by a Purchaser at a price of 100.5% of the outstanding principal amount thereof plus accrued and unpaid interest thereon. If a Default Event occurs, then the Issuer has the right to prepay all Notes held by a Purchaser that does not waive, or accept a cure to, the default at a price of 100.5% of the outstanding principal amount thereof plus accrued and unpaid interest thereon.

The Notes bear interest at the respective rates of 4.15%, 4.57%, 5.15% and 5.30% per annum and were priced at par. The Issuer will pay interest on the Notes on June 27 and December 27 of each year commencing on June 27, 2013. The Notes will mature on December 27, 2017, December 27, 2019, December 27, 2022 and December 27, 2024, respectively. The Issuer has the option to prepay the Notes, at any time and from time to time, and in whole or in part, at 100% of the principal amount prepaid, plus accrued and unpaid interest to the prepayment date, plus a “make-whole” premium as specified in the Purchase Agreement, provided that if prepaid, in part, the prepayment is applied pro rata to all Notes and in a principal amount of not less than 10% of the aggregate principal amount of the Notes then outstanding. The Issuer must offer to prepay the Notes upon the occurrence of any change of control or the execution of an agreement which, if performed, would result in a change of control at the price of 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the prepayment date.

The Purchase Agreement requires compliance with three financial covenants, which are a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum consolidated net worth test. The Purchase Agreement also contains other customary representations, warranties, indemnities and affirmative and negative covenants, including restrictions on asset sales, lien creation to secure indebtedness and indebtedness incurred by Subsidiaries.

Events of default under the Purchase Agreement include failure to pay principal or interest when due, failure to comply with the financial and operational covenants, a cross default event, a judgment in excess of a threshold event, the guaranty agreement ceasing to be enforceable, the occurrence of certain ERISA events, a change of control event and bankruptcy and other insolvency events. If an event of default occurs and is continuing, then holders of a majority in principal amount of the Notes have the right to declare all the Notes then the outstanding to be immediately due and payable (provided that in limited circumstances with respect to insolvency and bankruptcy of the Company, the Issuer or a subsidiary of the Company, the Notes will automatically become due and payable). In addition, if the Issuer defaults in payments on any Note, then until such defaults are cured, the holder thereof may declare all the Notes held by it to be immediately due and payable.

The identity of each purchaser under the Purchase Agreement is set forth on the respective signature pages thereto.

The above description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement filed as Exhibit 10.1 hereto, which is hereby incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Note Purchase and Guarantee Agreement dated December 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
	By:	Chicago Bridge & Iron Company B.V.
	Its:	Managing Director

Date: January 4, 2013	By:	/s/ Ronald A. Ballschmiede
Ronald A. Ballschmiede Managing Director (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Note Purchase and Guarantee Agreement dated December 27, 2012